EXHIBIT 99.2

PROXY

NATIONAL PROPERTIES CORPORATION
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints RAYMOND DI PAGLIA, ROBERT H. JAMERSON AND KRISTINE M. FASANO, or any one or more of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Special Meeting of Stockholders of NATIONAL PROPERTIES CORPORATION, to be held on ___, 2005, at ___a.m., at 4500 Merle Hay Road, Des Moines, Iowa, and at any adjournments thereof, with all power which the undersigned would possess if personally present, and vote all shares of stock which the undersigned may be entitled to vote, as designated on reverse side.

The proxies are instructed to vote as indicated on the other side. Where no indication is shown, they are to vote FOR item 1. In addition, they may vote in their discretion on such other matters as may properly come before the meeting.

(Please mark this Proxy and sign and date it on the reverse side hereof, and return it in the enclosed envelope).

The Board of Directors recommends a vote FOR Items 1. and 2.

I plan to attend the meeting	☐

1.	To approve an Agreement and Plan of Merger, dated as of January 14, 2005, pursuant to which National Properties Corporation, an Iowa corporation, will merge into NAPE Acquisition, Inc., a Maryland corporation and a wholly-owned direct subsidiary of Commercial Net Lease Realty, Inc., a Maryland corporation.

2.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

FOR	AGAINST	ABSTAIN

☐	☐	☐	PLEASE NOTE ANY CHANGE OF ADDRESS

Dated: ________________, 2005.

Signature of shareholder(s)

Please date, sign exactly as name(s) appear hereon and return in the enclosed envelope (Do not print). Fiduciaries, please add titles.